Exhibit 10.3

Montpelier Re Holdings Ltd.
Directors Share Plan

     1. Purpose of this Plan.

     The purpose of this Montpelier Re Holdings Ltd. Directors Share Plan (as amended from time to time, the “Plan”) is to provide Non-Employee Directors of Montpelier Re Holdings Ltd. (the “Company”) with the opportunity to receive equity-based compensation for their services to the Company.

     2. Definitions.

     “Annual Meeting” means the Company’s annual general meeting of shareholders.

     “Annual Retainer” means the annual amount payable by the Company to a Non-Employee Director for Board service as a Non-Employee Director.

     “Board” means the Board of Directors of the Company.

     “Director” means an individual who is a member of the Board.

     “Non-Employee Director” means an individual who is a Director and who does not receive compensation for service as an employee of the Company or any of its subsidiaries, including an individual who is a Director and who previously did receive compensation for service as an employee of the Company or any of its subsidiaries.

     “Participant” means a Non-Employee Director who elects to participate in this Plan.

     “Plan Year” means (i) the period beginning on the date of the 2005 Annual Meeting and ending on the date immediately preceding the date of the 2006 Annual Meeting and (ii) for each year beginning on and after the date of the 2006 Annual Meeting, the period beginning on the date of the Annual Meeting and ending on the date immediately preceding the date of the next Annual Meeting, for so long as this Plan shall remain in effect.

     “Share” means a common share of Montpelier Re Holdings Ltd, par value 1/6 cent per share.

     “Share Unit” means an award granted under Section 4(b) of this Plan, each of which units represents the right to receive a Share in accordance with the terms of the Plan or any award agreement evidencing such award.

     3. Effective Date; Eligibility.

     (a) This Plan shall become effective from and including the date of the 2005 Annual Meeting.

     (b) Only Non-Employee Directors shall be eligible to participate in this Plan.

     (c) In order to participate in this Plan, a Non-Employee Director shall complete a notice of election, in such form as the Board or its designee may prescribe. Such form shall be submitted on or before the date of each Annual Meeting beginning with the 2005 Annual Meeting with respect to the Plan Year beginning on such date. Such election shall be deemed effective upon the election of the Non-Employee Director to serve as a member of the Board at the Annual Meeting. Once made, an election shall remain in effect with respect to that Plan Year and any subsequent Plan Year, unless an election to revoke participation is filed with respect to a Plan Year on or prior to the beginning of such Plan Year.

     4. Awards.

     (a) Each Non-Employee Director who elects to participate in this Plan will have his or her Annual Retainer reduced by an aggregate amount of $30,000, such reduction to be made on a quarterly basis during the Plan Year in the amount of $7,500 per quarter.

     (b) Upon each quarterly reduction, the Participant shall be credited with an award of Share Units having a Fair Market Value of $7,500 on the date of issuance. For purposes of this Plan, “Fair Market Value” means the average closing per share price of a Share for the five days prior to the date of issuance of the Share Units, as quoted on the New York Stock Exchange or, if the Shares are no longer quoted on the New York Stock Exchange, as quoted on another nationally recognized stock exchange.

     5. Terms and Conditions of Awards.

     (a) Each Share Unit granted under Section 4(b) shall represent a Participant’s right to be issued one fully paid Share upon the termination of his or her service as a Director for any reason. Each Share issued under this Plan shall be issued in consideration of the Director’s services to the Company.

     (b) The Shares underlying a Participant’s Share Units shall be delivered to him or her as soon as reasonably practicable following his or her termination of service as a Director (the “Share Unit Delivery Date”).

     (c) Share Units shall carry no voting rights.

     (d) During the period the Share Units are outstanding, they shall be credited with additional Share Units having a value equal to dividends declared on the number of Shares to which the Share Units then relate. Such additional Share Units shall be paid out at the same time and in the same form as the Share Units issued pursuant to Section 4(b) above.

     (e) Share Units, and the Shares underlying such Share Units, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the Shares underlying such units have been delivered on the Share Unit Delivery Date.

     6. Bermuda Government Regulations.

     The Company shall not issue any Shares hereunder unless and until all licenses, permissions and authorizations required to be granted by the Government of Bermuda, or by any authority or agency thereof, shall have been duly received.

     7. Amendment, Suspension and Termination.

     This Plan may be amended or terminated by the Board at any time. No amendment shall adversely affect any right of any Participant with respect to any Share Units previously granted without such Participant’s written consent.

     8. Miscellaneous.

     (a) No Right to Nomination. Nothing contained in this Plan shall confer upon any Director the right to be nominated for re-election to the Board.

     (b) Withholding. The Company shall have the right to deduct from any award under this Plan any federal, state or local income or other taxes required by law to be withheld with respect to such award, as it may deem necessary or appropriate, in its sole discretion.

     (c) Other Tax Considerations. Any Participant who is a taxpayer in a jurisdiction in which Share Units would be taxable upon issuance will receive an award of Shares under this Plan in lieu of Share Units.

     (d) Governing Law. This Plan shall be governed by and construed in accordance with the laws of Bermuda, without regard to conflicts of laws principles.